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                                                                    EXHIBIT 99.1

PRESS RELEASE

                   Lawrence Financial Holdings, Inc. Announces
            Diluted Earnings Per Share of $0.76 for Fiscal Year 2003

IRONTON, Ohio--Feb. 12, 2004--LAWRENCE FINANCIAL HOLDINGS, INC. - Ironton, Ohio (OTCBB:LWFH) reported basic earnings per share of $0.22 and diluted earnings per share of $0.21 for the fourth quarter ended December 31, 2003. For the twelve months ended December 31, 2003 the Company is reporting basic earnings per share of $0.78 and diluted earnings per share of $0.76 compared to $0.91 and $0.90 per share (basic and diluted) for the same period in 2002. Net income for the fourth quarter of 2003 was $133,000, a decrease of $21,000, or 14%, when compared to fourth quarter of 2002. For the twelve months ended December 31, 2003 net income was $477,000, a decrease of $129,000, or 21%, when compared to fiscal year 2002. Mr. Jack Blair, President and CEO of Lawrence Financial Holdings, Inc., remarked:

                  "Despite the  set-back in earnings per share,  2003 has been a year of accomplishment and progress for the Company. Our net interest margin remains strong, averaging 4.03% in the fourth quarter, and non-interest income generated from account service fees increased 11% over 2002. The Company has successfully converted to a new core data processor, generating access to new product lines and providing our banking subsidiary with improved management systems. As a companion project to the data processing ("DP") conversion, the Company established a Wide-Area-Network providing access to needed information at every terminal while simultaneously improving internal controls. The projected savings from reduced, post conversion, data processing costs is already starting to be realized and our deposit account service fee revenue has increased as a direct result of the new DP system.

                  In addition to the one-time costs associated with the conversion to a new core processor, non-performing assets ("NPA's") and the related provision for loan loss expense have negatively impacted the Company's earnings in 2003. During fiscal year 2003, the Company experienced net charge-offs to the allowance for loan losses ("ALL") of approximately $1,011,000, of which $234,000 occurred in the fourth quarter, $295,000 in the third quarter, $272,000 in the second quarter and $210,000 in the first quarter. At December 31, 2003, the Company had a ratio of ALL to gross loans of 1.24% compared to 1.20% at the end of the prior quarter and 1.14% at the end of 2002. The Company expensed $915,000 in provision for loan losses in 2003. We expect to decrease our monthly provision for loan losses in the first quarter of 2004 from $75,000 per month to an estimated expense of $60,000 per month, or $180,000 for the quarter. The Company experienced a seasonal increase in NPA's during the month of December. However, resulting trends from previous years lead us to conclude that by the end of the first quarter of 2004 NPA's should improve.

                  At December 31, 2003 our NPA total included one commercial real estate loan, with a balance of $574,000. The Company has a first priority lien on the real estate which secures this loan and we have the personal guarantees of the borrowers. In early February 2004 the borrower made significant reductions to the past-due balances of this loan and, due to improving conditions with the borrower, the Company will likely remove it from the "Substandard" category before the end of the first quarter of 2004. Removing the balance of this one loan from our December 31, 2003 delinquency totals would reduce our NPA's at year end down to $1.5 million, or 1.18% of assets.



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                  The Board of  Directors  and  management  of the  Company  are focused on the continued improvement in NPA's and enhancing shareholder value in 2004."

Non-performing assets increased in the fourth quarter of 2003. NPA's totaled $2.07 million at December 31, 2003, or 1.63% of assets. The following table provides a summary of non-performing asset balances for the current quarter and the prior four quarters (Loan Accruing Interest "Accr"; Loan in Non-Accrual status "N-Accr"; Other Real Estate Owned "OREO"):

   ---------------- ----------- ------------ ------------- ----------- ------------- ------------ ------------ ------------
                       NPA          NPA          Accr         Accr        N-Accr       N-Accr        OREO         OREO
    Quarter             $*           %            $*           %            $*            %           $*            %
     Ended                        Assets                     Assets                    Assets                    Assets
   ---------------- ----------- ------------ ------------- ----------- ------------- ------------ ------------ ------------
   12/31/03          $2,066        1.63%       $1,492         1.18%       $340          0.27%       $234           0.19%
   09/30/03           2,002        1.52%        1,316         1.01%        528          0.40%        158           0.12%
   06/30/03           1,518        1.12%          672         0.50%        771          0.57%         75           0.06%
   03/31/03           1,823        1.34%        1,056         0.78%        656          0.48%        111           0.08%
   12/31/02           2,118        1.58%        1,436         1.07%        531          0.41%        151           0.10%




* All dollar values are shown in thousands.

Lawrence Financial reported earnings for the fourth quarter and the fiscal year ended December 31, 2003, of $133,000 and $477,000, respectively, compared to $154,000 and $606,000, respectively, for the same periods in 2002. Net interest income was $1.2 million for the three months ended December 31, 2003, and $5.0 million for fiscal year 2003 reflecting decreases of $36,000 and $36,000 over the same two periods in 2002. Net interest margin for the fourth quarter of 2003 averaged 4.03% compared to 3.79% for the same period in 2002. For fiscal year 2003 net interest margin averaged 4.06% compared to 3.99% for the same period in 2002. For fiscal year 2003 the Company's average net interest margin increased 7 basis points, or 2%, when compared to the same period in 2002. For fiscal year 2003 the average yield on earning assets was 5.97%, a decrease of 101 basis points when compared to the same period in 2002. The reduction in the yield on earning assets was more than offset by a reduction in the average cost of funding for earning assets, which was 1.91% for the twelve months ended December 31, 2003, a decrease of 108 basis points when compared to the same period in 2002. This reduction in cost was generated by changes in both the mix of, and the rate paid for, interest bearing deposits. The Company had no borrowed funds during the quarter.

Non-interest income increased $167,000, or 22%, for the twelve month period ended December 31, 2003 as compared to the same period in 2002. In 2003 the Company recognized $300,000 in non-interest income in the first quarter, $203,000 in the second quarter, $239,000 in the third quarter and $188,000 in the fourth quarter of 2003 compared to $166,000, $173,000, $189,000, and $234,000 respectively, for the same periods in 2002. For the twelve month period ended December 31, 2003, the Company recognized $190,000 in gains from the sale of securities.

Non-interest expense increased $409,000, or 10%, for the twelve months ended December 31, 2003, as compared to the same period in 2002. The Company experienced a $239,000, or 14%, increase in salaries, wages and benefits paid during fiscal year 2003, which reflects the addition of employees in the

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loan collection,  loan review,  internal audit and operations departments within the Company's banking subsidiary. In addition to increased salaries, wages and benefits, fees related to data processing services have increased by $89,000, or 17%, with approximately $80,000 of the increase directly related to the July, 2003 deconversion from our previous data processor, and legal fees paid have increased $26,000, or 16%, most of which is a result of actions taken in the collection of delinquent loans.

Provision for loan losses was $915,000, a decrease of $12,000, or 1%, for the twelve month period ending December 31, 2003 when compared to the same period in 2002. At December 31, 2003, the Company's allowance for loan losses as a percentage of gross loans outstanding increased by 10 basis points, from 1.14% to 1.24%, when compared to totals at December 31, 2002. Management considers the Company to be adequately reserved at the end of the fourth quarter and will assess the need for additional reserves on at least a quarterly basis.

Stockholders' equity at December 31, 2003, was $14.0 million, or 11% of total assets. This balance is a decrease of $764,000, or 5%, when compared to stockholder's equity at December 31, 2002. The decrease reflects additional treasury stock purchases totaling $1.0 million and an increase in unrealized losses in securities that are held as available for sale in the Company's investment portfolio which were offset, in part, by net income for the period. At December 31, 2003 book value per share was $21.55 compared to $20.97 at December 31, 2002.

Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.

This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results.
Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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


                                         Lawrence Financial Holdings, Inc.
                                         Consolidated Financial Highlights
                                                    (Unaudited)
                                    In thousands, except for per-share amounts


                                           Three Months Ended         Twelve Months Ended
                                               December 31,                December 31,
                                           2003          2002           2003          2002
                                        ---------      ---------      ---------     --------
Operating Data:
Total interest income                   $  1,665        $  2,053       $  7,322      $  8,746
Total interest expense                       496             848          2,360         3,748
                                        ----------      --------      ---------      --------
   Net interest income                     1,169           1,205          4,962         4,998
Provision for loan losses                    225             225            915           927
                                        ----------      --------      ---------      --------
   Net interest income after
       provision for loan losses             944             980          4,047         4,071
Non-interest income                          192             175            738           707
Gain or (loss) on sale                        (4)             59            190            54
Non-interest expense                         976             991          4,366         3,957
                                        ----------      --------      ---------      --------
   Income before income taxes                156             223            609           876
Income taxes                                  23              69            132           270
   Net income                           $    133        $    154       $    477      $    606
                                        ==========      ========      =========      ========


Per Common Share Data:
   Basic:
        Net Income                      $   0.22        $   0.24       $   0.78      $   0.91
        Avg Shares Outstanding           601,774         645,914        608,873       663,893
   Diluted:
        Net Income                      $   0.21        $   0.23       $   0.76      $   0.90
        Avg Shares Outstanding           625,099         665,671        627,790       685,689


Cash Dividends Per Common
   Share Declared:                      $   0.07        $   0.07       $   0.28      $   0.28

Return on Average Equity:                   3.82%           4.17%          3.40%         4.06%

Return on Average Assets:                   0.41%           0.45%          0.36%         0.45%




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


                                         Lawrence Financial Holdings, Inc.
                                   Consolidated Financial Highlights - Continued
                                                    (Unaudited)
                                              in thousands of dollars


Selected Financial Condition Data As Of:

                                         Current Year - 2003              Prior Year -  2002
                                       Dec 31             Sep 30                Dec 31
                                   --------------      --------------    --------------------
Total assets                        $ 125,462           $ 130,354            $ 134,389
Cash and cash equivalents              10,643              14,758               16,321
Investment securities                  26,886              24,462               14,807
Gross loans receivable                 81,897              85,061               97,568
Allowance for loan losses               1,014               1,024                1,111
Loans receivable, net                  80,883              84,037               96,457
Deposits                              110,996             115,990              118,926
Federal Home Loan Bank advances            --                  --                   --
Stockholders' equity                   14,025              13,794               14,789


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

CONTACT:

         Lawrence Financial Holdings, Inc.
         Jack Blair or RobRoy Walters, 740-532-0263
         Fax: 740-532-1885